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                                                               Exhibit 10.3

                         EXECUTIVE EMPLOYMENT AGREEMENT
                                  (John F. Dee)

         This Executive Employment Agreement ("Agreement"), effective as of February 4, 1998, by and between John F. Dee (the "Executive") and Procept, Inc., a Delaware corporation ("Procept").

         Procept desires to employ the Executive as President and Chief Executive Officer of Procept for the period and upon the terms and conditions hereinafter set forth.

         Executive desires to serve in such capacities for such period and upon such terms.

         Accordingly, the parties hereto agree as follows:

                      SECTION 1. EMPLOYMENT OF EXECUTIVE.

         1.1 EMPLOYMENT. Subject to the terms and conditions of this Agreement, Procept agrees to employ Executive as President and Chief Executive Officer of Procept. Executive shall perform such specific duties as are commensurate with such positions, and as may reasonably be assigned to the Executive from time to time by the Board of Directors of Procept, for the period commencing on the date hereof and continuing until terminated as provided in Section 4 hereof. Executive hereby accepts such employment.

                            SECTION 2. COMPENSATION.

         For all services to be rendered by Executive to Procept during the term of this Agreement, Procept shall pay to, and provide the Executive with, the following compensation and benefits:

         2.1 BASE SALARY AND BONUS. For the period from the date hereof until February 4, 1999, Procept shall pay to Executive (i) a base salary of not less than $200,000 per annum and payable in substantially equal installments in accordance with Procept practice as in effect from time to time, and (ii) incentive and compensatory bonuses in an amount up to $200,000 per annum and not less than $25,000, as may be awarded by Procept's Compensation Committee based on the achievement of milestones to be agreed upon by Procept and the Executive. With respect to subsequent periods during the term of this Agreement, Procept will review Executive's base salary and bonus semi-annually and may make adjustments to such base salary and determine such bonus based upon, among other factors: (a) Executive's performance, (b) Procept's performance, (c) changes in costs of living, (d) changes in Executive's responsibilities, and (e) the benefit to Procept of Executive's efforts on its behalf; provided that during the term of this Agreement Executive's base salary shall not be less than $200,000 per annum and his maximum annual bonus opportunity shall not be less than $200,000.

         2.2 PARTICIPATION IN BENEFIT PLANS. Executive shall be entitled to participate in all employee benefit plans or programs of Procept. For the purpose of determining Executive's eligibility for such plans and programs, Executive's tenure shall be calculated from Executive's


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original date of hire at Procept (or any affiliate. or predecessor of
Procept). In addition to the stock option granted pursuant to Section 2.3 hereof, Procept may, from time to time, grant Executive stock options under Procept's stock option plans. Procept does not guarantee the adoption or continuance of any particular employee benefit or stock plan or other program during the term of this Agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Executive shall be entitled to not less than three weeks paid vacation each year in accordance with applicable Procept policy. Health and dental plans shall cover Executive and his dependents as they do for other Procept executives. Such health and dental plans comply with ERISA and COBRA to the extent applicable. Under current health insurance policies, such COBRA rights will commence on termination of the period over which severance payments are made under Section 4.2. Procept shall provide long term disability insurance covering the Executive and life insurance coverage payable to the Executive's named beneficiaries of not less than $200,000.

         2.3 INITIAL OPTION GRANT. The Compensation Committee of the Board of Directors has approved the grant to you of options (the "Initial Options") to purchase an aggregate of 415,000 shares (after giving effect to the reverse split of Procept's Common Stock effected June 1, 1998) of the Company's Common Stock at a price of $5.00 per share (after giving effect to the reverse split of Procept's Common Stock effected June 1, 1998). Such options shall vest at the rate of 6.25% on each April 30, July 31, October 31 and January 31, commencing with April 30, 1998. Upon exercise of the Initial Options, the Executive shall be entitled to the contractual rights set forth in Article VI of the Subscription Agreements executed in connection with Procept's 1998 private placement (the "Article VI Rights") to the same extent as if the shares issued in exercise of the options had been purchased by the Executive in such 1998 private placement, it being understood and agreed that the Executive shall receive additional shares of Common Stock upon the exercise of the Initial Options which would have been issued to the Executive pursuant to the Article VI Rights as if the Executive had held the shares of Common Stock issued under the Initial Options since the final closing date of the 1998 private placement, with a corresponding reduction in the exercise price equal to the Dilution Value as defined in the Article VI Rights.

         2.4 EXPENSES. Procept shall reimburse Executive for all ordinary and necessary business expenses incurred in the performance of Executive's duties under this Agreement, provided that Executive accounts properly for such expenses to Procept in accordance with the general corporate policies of Procept and in accordance with the requirements of the Internal Revenue Service regulations relating to substantiation of expenses.

                    SECTION 3. CONFIDENTIAL INFORMATION AND
                           NON-COMPETITION AGREEMENTS.

         As a condition to Procept's obligations hereunder, the Executive will execute a confidentiality agreement pertaining to the intellectual property and confidential information of Procept and Procept's standard form of a non-competition agreement for executive officers and key employees.

         The obligations of Executive under this section and the agreements referenced in the preceding paragraph shall survive termination of this Agreement for any reason.

                 SECTION 4. TERMINATION AND SEVERANCE PAYMENT.


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         4.1  TERMINATION.  The employment of the Executive by Procept may be terminated as follows:

              (a) Executive's employment hereunder shall terminate upon Executive's death or inability, by reason of physical or mental impairment, to perform substantially all of Executive's duties as contemplated herein for a continuous period of 120 days or more;

              (b) Executive's employment hereunder may be terminated by Procept or Executive without Cause (as hereinafter defined);

              (c) Executive's employment hereunder may be terminated by Procept in the event of Executive's breach of any material duty or obligation hereunder, or intentional or grossly negligent conduct that is materially injurious to Procept, as reasonably determined by Procept's Board of Directors, or willful failure to follow the reasonable directions of Procept's Board of Directors (any such event herein to be referred to as "Cause"); and

              (d) Executive's employment hereunder may be terminated by Executive for good reason, as defined below. For purposes of this Agreement, "good reason" shall mean the following involuntary circumstances:

                     (i) the assignment to the Executive of any duties
              inconsistent in any material respect with the Executive's position (including titles and reporting requirements), authority, duties or responsibilities as contemplated by the job description of the Executive's position, or any other action by Procept or its successor, which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad-faith and which is remedied by Procept promptly after receipt of notice thereof given by the Executive; or

                     (ii) the requirement by Procept or its successor that the
              Executive be based at any office or location more than 40 miles away from the office or location where Executive was performing services immediately prior to such requirement or that the Executive relocate his personal residence.

         For purposes of this Section, any good faith determination of "good reason" as defined above made by the Executive shall be conclusive.

         4.2  SEVERANCE PAYMENT; BENEFITS.

              (a) TERMINATION EVENTS RESULTING IN SEVERANCE PAYMENTS. In the event of the termination of the Executive's employment:

                     (i)   by Procept under Section 4.1(b), or

                     (ii)  by Executive under Section 4.1(d),

then Procept shall make severance payment(s) to Executive equal to (A) twelve
(12) months of the Executive's base salary (the "Base Salary Payment") at the time of such termination [and (B)


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an amount equal to the Executive's incentive bonus that would next be payable to him and would otherwise be due to Executive if such termination had not occurred and the amount of such bonus had been fully earned, pro rated on the basis of the number of days that have elapsed between the beginning of the bonus period in which such termination occurs and the termination date, together payable in a lump sum within ten (10) days after the termination date.] The payment specified in the foregoing sentence shall be reduced to the extent that the Executive actually receives income from a subsequent employer during the 12 month period after his termination, and any such income actually received by the Executive shall be reported to Procept. No severance shall be payable in the event that Executive's employment is terminated pursuant to Section 4.1(a) or (c), or by Executive pursuant to Section 4.1(b).

              (b) BENEFITS. Executive's coverage under Procept's life, health and dental insurance plans will remain in effect and Executive will be entitled to continue to participate in Procept's retirement plans, all at Procept's expense, during the period following termination that has the duration of the time period used to determine the Base Salary Payment, unless Executive notifies Procept in writing that such coverage is no longer necessary. If, because of limitations required by third parties or imposed by law, Executive cannot be provided such benefits through Procept's plans, then Procept will provide Executive with substantially equivalent benefits on an aggregate basis, at its expense.

         4.3 [ACCELERATED VESTING OF OPTIONS UPON A CHANGE OF CONTROL]. If this Agreement is terminated by Executive pursuant to Section 4.1(d) or if Procept terminates the Employee without Cause, any options then held by Executive to purchase shares of the Common Stock of Procept (including, but not limited to, the Initial Options) which options are then subject to vesting, shall, notwithstanding any contrary provision in the agreement or plan pursuant to which such options had been granted, be fully vested and exercisable on the date immediately preceding the effective date of such termination for the shorter of five years or the duration of the term of such options as if such termination of employment had not occurred.]

                           SECTION 5. MISCELLANEOUS.

         5.1 "MARKET STAND-OFF" AGREEMENT. The Executive agrees, if requested by Procept and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by him during the 12 month period following the effective date of a registration statement filed under the Securities Act of 1933, as amended. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of the 12 month period.

         5.2 ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, except that Procept may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which Procept may merge or consolidate, or to which Procept may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Procept. After any such assignment by Procept, Procept shall be


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discharged from all further liability hereunder and such assignee shall have all the rights and obligations of Procept under this Agreement.

         5.3 NOTICES. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the beginning of this Agreement or such other address as a party shall have designated by notice in writing to the other party, provided that notice of any change in address must actually have been received to be effective hereunder.

         5.4 INTEGRATION. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to Executive's employment with or compensation by Procept. This Agreement may not be amended, supplemented or otherwise modified except by a writing signed by Executive and Procept.

         5.5 BINDING EFFECT. Subject to Section 5.2, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

         5.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

         5.7 SEVERABILITY. If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

         5.8 GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions.


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         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

                                    EXECUTIVE



                                    /s/John F. Dee
                                    --------------------------------
                                    John F. Dee



                                    PROCEPT, INC.



                                    By:   /s/Michael Weiss
                                          ------------------------------
                                          Michael Weiss, Chairman

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